Exhibit 10.4

EMPLOYMENT AGREEMENT

(Edward F. Kessig)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 1st day of November, 2011 by and between Auxilium Pharmaceuticals, Inc. (the “Company”) and Edward F. Kessig (“Executive”).

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement dated May 10, 2005 that was later amended pursuant to an amended and restated agreement dated November 25, 2008 (the “Prior Agreement”); and

WHEREAS, the Company and Executive now desire to amend and restate the Prior Agreement to reflect Executive’s promotion, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. This Agreement is effective as of November 1, 2011 (the “Effective Date”) and shall continue until the third anniversary thereof, unless sooner terminated pursuant to the terms of this Agreement (the “Initial Term”). In addition, this Agreement shall automatically renew for periods of one (1) year unless either party gives written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any one (1) year renewal period, as applicable, that the Agreement shall not be further extended. Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, and Executive specifically acknowledges that Executive shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without Cause (as defined in Section 2.8) and without compensation of any nature except as provided in Section 2 below. The Initial Term, together with any one-year renewal period shall be referred to as the “Term.”

1.1 Duties and Responsibilities. Commencing on the Effective Date, Executive shall be promoted to serve as Senior Vice President, Sales, of the Company and shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to Executive by the Company’s Chief Executive Officer or the Company’s Board of Directors (the “Board”).

1.2 Extent of Service. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.1 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company.

1.3 Executive Representations. Executive hereby represents and warrants to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit Executive from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Executive by the Company. Further, the Company expects Executive not to, and Executive hereby acknowledges and agrees that he will not, use any proprietary or confidential information of any prior employer in the performance of his duties for the Company.

1.4 Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $303,140, payable bi-weekly in installments at such times as the Company customarily pays its other senior level executives. Executive’s Base Salary shall be reviewed annually for appropriate increases by the Board or compensation committee pursuant to the normal performance review policies for senior level executives.

1.5 Incentive Compensation. Executive shall participate in short-term and long-term incentive programs established by the Company for its senior level executives generally, at levels determined by the Board or the Chief Executive Officer. Executive’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Executive’s individual performance and Company performance as determined by the Board or the Chief Executive Officer. Any annual incentive compensation earned by Executive shall be paid on or after January 1 but not later than March 15 of the year following the year in which the annual incentive compensation is earned.

1.6 Stock Options. Executive shall be granted, upon approval of the Board of Directors of the Company, a non-qualified option to purchase 15,000 shares (the “Option Grant”) of the Company’s common stock at an exercise price per share equal to the last reported sale price during regular trading hours of a share of the Company’s common stock on the NASDAQ National Market on the Effective Date of this Agreement. Vesting of the Option Grant will be over four years with twenty-five percent (25%) of the grant amount vesting in each of the four years and will begin on the Effective Date. The Option Grant will be subject to the terms of the Company’s 2004 Equity Compensation Plan.

1.7 Retirement and Welfare Plans. Executive shall participate in employee retirement and welfare benefit plans made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

1.8 Reimbursement of Expenses; Vacation. Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation and personal days commensurate with those provided to other senior level executives of the Company, in accordance with the Company’s vacation or pay-for-time-not-worked policies; provided, however, that in no event shall Executive be entitled to less than four (4) weeks of vacation and three (3) personal days.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination Without Cause; Non-Renewal Before A Change of Control.

(a) The Company may remove Executive at any time without Cause (as defined in Section 2.8) from the position in which Executive is employed hereunder upon not less than 30 days’ prior written notice to Executive. For purposes of this Section 2.1, if the Company fails to renew the Term of this Agreement then in effect in accordance with Section 1, such failure to renew shall be treated as an involuntary termination of Executive by the Company without Cause.

(b) If Executive’s employment terminates as described in subsection (a) above and Executive executes and does not revoke a written release upon such removal, in a form provided by the Company, of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (the “Release”), Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Sections 4, 5, 6, 7 and 8 below:

(i) Executive shall receive severance payments in an amount equal to (A) 1.0 times Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination plus (B) 1.0 times Executive’s average annual bonus paid by the Company to Executive for the two fiscal years preceding the fiscal year in which Executive’s termination of employment occurs. The severance amount shall be paid in equal monthly installments over the twelve-month period following Executive’s termination of employment (the “Severance Period”). Such monthly payments shall commence within 60 days after the effective date of the termination, subject to Executive’s execution and non-revocation of the Release. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(ii) Provided that Executive is eligible for and timely elects COBRA continuation coverage, during the Severance Period, the Company will reimburse Executive for the monthly COBRA cost of continued coverage for Executive, and, where applicable, his or her spouse and dependents, paid by Executive under the Company’s group health plan pursuant to section 4980B of the Code, less the amount that Executive would be required to contribute for such health coverage if Executive were an active employee of the Company. These payments will commence within 60 days following the termination date and will be paid on the first payroll date of each month.

(iii) Executive shall receive any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

(iv) Executive agrees that if Executive fails to comply with Section 4, 5, 6, 7 or 8 below, all payments under this Section 2.1 shall immediately cease.

2.2 Termination Without Cause; Resignation for Good Reason; Non-Renewal After A Change of Control.

(a) If (i) the Company terminates Executive’s employment without Cause, (ii) Executive resigns for Good Reason (as defined in Section 2.8) or (iii) the Company fails to renew the Term of this Agreement then in effect in accordance with Section 1, in each case, during the one-year period following a Change of Control, this Section 2.2 shall apply.

(b) If Executive’s employment terminates as described in subsection (a) above and Executive executes and does not revoke a Release, Executive shall be entitled to receive the following severance compensation, as long as Executive complies with the terms of Sections 4, 5, 6, 7 and 8 below:

(i) Executive shall receive a lump sum severance payment in an amount equal to (A) 1.5 times Executive’s annual Base Salary at the rate in effect at the time of Executive’s termination, plus (B) 1.5 times Executive’s average annual bonus paid by the Company to Executive for the two fiscal years preceding the fiscal year in which Executive’s termination of employment occurs. The payment shall be made within 60 days after the effective date of the termination of employment, subject to Executive’s execution and non-revocation of the Release. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(ii) Provided that Executive is eligible for and timely elects COBRA continuation coverage, during the 18-month period following Executive’s termination date (the “Change of Control Severance Period”), the Company will reimburse Executive for the monthly COBRA cost of continued coverage for Executive, and, where applicable, his or her spouse and dependents, paid by Executive under the Company’s group health plan pursuant to section 4980B of the Code, less the amount that Executive would be required to contribute for such health coverage if Executive were an active employee of the Company. These payments will commence within 60 days following the termination date and will be paid on the first payroll date of each month.

(iii) All outstanding stock options held by Executive at the date of Executive’s termination of employment shall become fully exercisable on the date of termination and all stock awards held by Executive at the date of Executive’s termination of employment shall become fully vested and exercisable as of the date of termination.

(iv) Executive shall receive any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

(c) Executive agrees that if Executive materially breaches Section 4, 5, 6, 7 or 8 below, all payments under this Section 2.2 shall immediately cease.

2.3 Voluntary Termination. Executive may voluntarily terminate Executive’s employment for any reason upon 30 days’ prior written notice. In such event, after the effective date of such termination, except as provided in Section 2.2 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

2.4 Disability. The Company may terminate Executive’s employment if Executive has been unable to perform the material duties of Executive’s employment for a period of 90 days in any 12-month period because of physical or mental injury or illness (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.4 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued in accordance with the terms of any applicable benefit plans and programs of the Company.

2.5 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any benefits accrued under the Company’s benefit plans and programs. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

2.6 Cause. The Company may terminate Executive’s employment at any time for Cause (as defined in Section 2.8) upon written notice to Executive, in which event all payments under this Agreement shall cease. Executive shall be entitled to any benefits accrued before Executive’s termination in accordance with the terms of any applicable benefit plans and programs of the Company.

2.7 Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 12. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

2.8 Definitions.

(a) “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(i) Executive shall have been convicted of, or entered a plea of guilty to, a felony,

(ii) Executive intentionally and continually fails to perform Executive’s reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform,

(iii) Executive engages in willful misconduct in the performance of Executive’s duties, or

(iv) Executive materially breaches Section 4, 5, 6, 7 or 8 below.

(b) “Change of Control” as used herein, a “Change of Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

(ii) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors or (B) a sale or other disposition of all or substantially all of the assets of the Company.

(iii) After the Effective Date, directors are elected such that a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(c) “Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto, or except as a result of Executive’s physical or mental incapacity or as described in the last sentence of this subsection (c):

(i) a material reduction in Executive’s Base Salary;

(ii) a substantial reduction of Executive’s duties and responsibilities hereunder; or

(iii) the Company requires that Executive’s principal office location be moved to a location more than 50 miles from Executive’s principal office location immediately before the change.

Notwithstanding the foregoing, Executive shall not have Good Reason for termination unless (A) Executive gives written notice of termination for Good Reason within 30 days after the event giving rise to Good Reason occurs, (B) the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Executive’s notice of termination, within 30 days after the date on which Executive gives written notice of termination and (C) Executive actually resigns within 30 days following the expiration of the cure period.

2.9 Section 409A.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full (to extent not paid in part at earlier date) at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code.

(b) Notwithstanding anything herein to the contrary, if, at the time of Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the ‘short-term deferral exception’ under Treas. Reg. §1.409A-1(b)(4), and the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Executive’s “separation of service” (as such term is defined under code section 409A of the Code) with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s separation of service with the Company. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts postponed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (D) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

3. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

4. Confidentiality. Executive agrees that Executive’s services to the Company and its subsidiaries and any successors or assigns (collectively, the “Employer”) were and are of a special, unique and extraordinary character, and that Executive’s position places Executive in a position of confidence and trust with the Employer’s customers and employees. Executive also recognizes that Executive’s position with the Employer will give Executive substantial access to Confidential Information (as defined below), the disclosure of which to competitors of the Employer would cause the Employer to suffer substantial and irreparable damage. Executive recognizes, therefore, that it is in the Employer’s legitimate business interest to restrict Executive’s use of Confidential Information for any purposes other than the discharge of Executive’s employment duties at the Employer, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Employer’s competitors and to the detriment of the Employer. Accordingly, Executive agrees as follows:

(a) Executive will not at any time, whether during or after the termination of Executive’s employment, reveal to any person or entity any of the trade secrets or confidential information of the Employer or of any third party which the Employer is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals) (“Confidential Information”), except as may be required in the ordinary course of performing Executive’s duties as an employee of the Employer, and Executive shall keep secret all matters entrusted to Executive and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Employer.

(b) The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a third party outside of the Employer that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Employer; or

(iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided Executive shall provide the Employer notice of any such required disclosure once Executive has knowledge of it and will help the Employer to the extent reasonable to obtain an appropriate protective order.

(c) Further, Executive agrees that during Executive’s employment Executive shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Employer or concerning any of its dealings or affairs otherwise than for the benefit of the Employer. Executive further agrees that Executive shall not, after the termination of Executive’s employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Employer and that, immediately upon the termination of Executive’s employment, Executive shall deliver all of the foregoing, and all copies thereof, to the Employer, at its main office.

(d) Executive agrees that upon the termination of Executive’s employment with the Employer, Executive will not take or retain without written authorization any documents, files or other property of the Employer, and Executive will return promptly to the Employer any such documents, files or property in Executive’s possession or custody, including any copies thereof maintained in any medium or format. Executive recognizes that all documents, files and property which Executive has received and will receive from the Employer, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive’s employment with the Employer), are for the exclusive use of the Employer and employees who are discharging their responsibilities on behalf of the Employer, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive’s employment with the Employer.

5. Intellectual Property.

(a) If at any time or times during Executive’s employment Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Employer or any customer of or supplier to the Employer or any of the products or services being developed, manufactured or sold by the Employer or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Employer or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Employer and its assigns, and Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the

Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Employer.

(b) Upon disclosure of each Development to the Employer, Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(i) to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c) In the event the Employer is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patents, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.

6. Non-Competition. While Executive is employed at the Employer and for a period of one (1) year after termination of Executive’s employment (for any reason whatsoever, whether voluntary or involuntarily), Executive will not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in the United States or Canada which competes with the Employer in the sale of the pharmaceutical or other products being manufactured, marketed, distributed or developed by the Employer while Executive is employed by Employer and at the time of termination of such employment. The foregoing prohibition shall not prevent Executive’s employment or engagement after termination of Executive’s employment by any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the products being developed, manufactured, or marketed by the Employer at the time of termination of Executive’s employment. Executive shall be permitted to own securities of a public company not in excess of five percent of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent of any class of such securities and such ownership shall not be considered to be in competition with the Employer.

7. Non-Solicitation.

(a) While Executive is employed at the Employer and for a period of one (1) year after termination of such employment (for any reason, whether voluntary or involuntarily), Executive agrees that Executive will not:

(i) directly or indirectly solicit, entice or induce any customer to become a customer of any other person, firm or corporation with respect to products then sold or under development by the Employer or to cease doing business with the Employer, and Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person;

(ii) directly or indirectly solicit or recruit any employee of the Employer to work for a third party other than the Employer (excluding newspaper or similar print or electronic solicitations of general circulation); or

(b) This Section 7 does not apply to any general solicitation not focused to any group of customers itemized on a customer list of the Employer.

8. Non-Disparagement. While Executive is employed at the Employer and for a period of one (1) year after termination of such employment (for any reason, whether voluntary or involuntarily), Executive agrees to refrain from making any public statement about the Employer, or its directors, officers, employees, affiliates or agents that would disparage, or reflect unfavorably upon the image or reputation of the Employer, or its directors, officers, employees, affiliates or agents.

9. General Provisions.

(a) Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 4, 5, 6, 7 and 8 of this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Employer, rather than to prevent Executive from earning a livelihood. Executive recognizes that the Employer competes worldwide, and that Executive’s access to Confidential Information makes it necessary for the Employer to restrict Executive’s post-employment activities in any market in which the Employer competes, and in which Executive’s access to Confidential Information and other proprietary information could be used to the detriment of the Employer. In the event that any restriction set forth in this Agreement is determined to be overbroad with respect to scope, time or geographical coverage, Executive agrees that such a restriction or restrictions should be modified and narrowed, either by a court or by the Employer, so as to preserve and protect the legitimate interests of the Employer as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

(b) Executive acknowledges and agrees that if Executive should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Employer, and that damages arising out of such a breach may be difficult to ascertain. Executive therefore agrees that, in addition to all other remedies provided at law or at equity, the Employer shall be entitled to have the covenants, restrictions and agreements contained in Sections 4, 5, 6, 7 and 8 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders) by any state or federal court in the Commonwealth of Pennsylvania having equity jurisdiction and Executive agrees to subject Executive to the jurisdiction of such court.

(c) Executive agrees that if the Employer fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Employer shall not operate or be construed as a waiver of any subsequent breach by Executive of the same or any other provision, agreement or covenant.

(d) Executive acknowledges and agrees that the payments and benefits to be provided to Executive under this Agreement are provided as consideration for the covenants in Sections 4, 5, 6, 7 and 8 hereof.

10. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

11. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

12. Recoupment Policy. Executive agrees that Executive will be subject to any compensation clawback or recoupment policies that may be applicable to Executive as an employee of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

13. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Auxilium Pharmaceuticals, Inc.

40 W. Valley Stream Parkway

Malvern, PA 19355

If to Executive, to:

Edward F. Kessig

7 Scenic Way

Middletown, NJ 07748

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supercedes any and all prior agreements and understandings concerning Executive’s employment by the Company and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

15. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

18. Miscellaneous. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

19. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Armando Anido
Name:	Armando Anido
Title:	Chief Executive Officer and President

EXECUTIVE

/s/ Edward F. Kessig
EDWARD F. KESSIG